Exhibit 4.11

RULES

of

THE UNITED UTILITIES PLC
PERFORMANCE SHARE PLAN

Adopted
by resolutions of the boards of directors of
United Utilities PLC passed on 27 February 2001 and of
United Utilities Employee Share Trust Limited
passed on 29 March 2001
pursuant to the authority of an ordinary resolution
of United Utilities PLC
passed on 21 July 2000

Amended pursuant to Rule 9.4
by resolutions of the board of
United Utilities Employee Share Trust Limited
passed on 30 June 2003
and 29 September 2003

Rules of
The United Utilities PLC
performance share plan

1	Definitions and interpretation

1.1	In these Rules, unless the context otherwise requires:

"the Adoption Date" means the later of the date upon which the Plan is adopted by the Company and the date upon which is adopted by the Trustees;

"Announcement Date" means a day on which the Company announces its results for any period to the London Stock Exchange not being a day falling prior to the Adoption Date;

"the Auditors" means the auditors for the time being of the Company;

"Award" means a Contingent Award and/or an Option Award as the case may require;

"Award Certificate" means, in relation to an Award, the certificate issued in accordance with Rule 3.7;

“Award Deed” means a deed executed or to be executed by the Trustees in accordance with Rule 3.6 for the purpose of making an Award;

"Award Period" means each of the following periods:

(a)	the period of 42 days following the Adoption Date; and

(b)	each period of 42 days following an Announcement Date;

"Business Day" means a day on which the London Stock Exchange is open for business in London;

"the Committee" means the committee of the board of directors of the Company whose principal task is to consider and determine (or recommend to the board of directors) the remuneration (in all its forms) of, among others, executive directors of the Company or, in the absence of any such committee, such other committee, consisting principally of non-executive directors, to which the operation of the Plan may be delegated by the board of directors of the Company;

"the Company" means United Utilities PLC (Registered No.2366616);

"Contingent Award" means an award made by the Trustees to a Participant upon terms that the Trustees will, subject to and in accordance with the Rules of the Plan and the Award Certificate, transfer to such Participant Ordinary Shares on or following the Vesting Date in relation to that award and for the time being subsisting or (where the context so requires or permits) such an award proposed to be so made;

"control" has the meaning ascribed thereto by section 840 Income and Corporation Taxes Act 1988;

"Date of Award" means, in relation to any Award, the date on which such Award is to be treated as made in accordance with Rule 3.6;

"Eligible Employee" means any person who, at the Date of Award of an Award, is a director (other than a non-executive director) or employee of any one or more companies within the Group who is required (otherwise than during any period of absence on holiday or on maternity leave or paternity leave or parental leave or due to illness) to devote substantially the whole of his or her working time to his or her duties for the Group, provided that such director or employee is not, at such Date of Award, within two years of his normal retirement date;

"employees' share scheme" has the meaning given thereto in section 743 Companies Act 1985;

"Exercise Period" means, in relation to an Option Award, the period commencing on the Vesting Date in relation to that Option Award and ending three months thereafter or, if the Participant, not having previously exercised the Option Award, shall be prevented from so doing on the last day of the said period of three months by virtue of Rule 7.1, ending 30 days after the first day thereafter on which he shall not be so prevented;

"Financial Year" means an accounting reference period or other period for which the Company makes up its statutory accounts;

"Group" means the Company and its subsidiaries (within the meaning of section 736 Companies Act 1985) for the time being;

"the London Stock Exchange" means the recognised stock exchange known at the Adoption Date as the London Stock Exchange or other the principal recognised stock exchange in the United Kingdom;

"Market Value" means in relation to an Ordinary Share on any date:

(a)	if the Ordinary Shares have been admitted to the Official List of the UK Listing Authority and to trading on the London Stock Exchange, the middle market quotation of an Ordinary Share as derived from the Daily Official List of the London Stock Exchange (or other competent authority within the meaning given thereto in section 147(6) Financial Services Act 1986) dated the Business Day immediately preceding such date; or

(b)	if the Ordinary Shares are not then so listed and traded on the London Stock Exchange, market value as determined for the purposes of the Plan by the Trustees having regard to the provisions of Part VIII of the Taxation of Chargeable Gains Act 1992;

"the Notified Sum" has the meaning given thereto in Rule 7.6:

"Option Award" means a right to acquire Ordinary Shares in accordance with the Rules of the Plan and the Award Certificate granted by the Trustees to a Participant and for the time being subsisting or (where the context so requires or permits) such a right proposed to be so granted under the Plan;

"Ordinary Share" means a fully paid ordinary share (of whatever class) in the capital of the Company;

"Participant" means a person to whom an Award has been made or (where the context admits) his personal representatives;

"Performance Certificate" means a certificate to be delivered in accordance with Rule 4.1;

"Performance Condition" means any performance or other condition imposed by the Trustees pursuant to Rule 3.4 in relation to an Award and specified in the Award Deed in relation to that Award;

"Performance Period" means, in relation to an Award, the period determined by the Trustees and specified in the Award Deed in relation to such Award;

"the Plan" means the performance share plan constituted by these Rules as from time to time amended and in force;

"Share Schemes" means:

(a)	the Plan; and

(b)	any other employees' share scheme adopted by the Company in general meeting;

"the Trust" means the United Utilities Employee Share Trust established by a trust deed dated 21 August 1996 and made between the Company (1) and United Utilities Employee Share Trust Limited (2) as from time to time amended or varied or any other trust for the benefit of Eligible Employees amongst others the trustees of which may agree to accept the obligations of the Trustees under the Plan whether in addition to or in substitution for the existing Trustees;

“the Trustees” means the trustees for the time being of the Trust; and

"Vesting Date" means, in relation to an Award, the date upon which a Performance Certificate is issued in respect of the Award or such earlier date on which the Award has become exercisable or vested in accordance with the Plan and the applicable Award Deed.

1.2	A Participant shall for the purposes of the Plan be treated as being in "Qualifying Service" at any time if at that time he is a director, other than a non-executive director, or an employee of any member of the Group.

1.3	In these Rules:

(a)	unless the context otherwise requires, words importing the singular only shall include the plural and vice versa, words importing the masculine gender only shall include the feminine gender and words importing natural persons shall also include corporations; and

(b)	references to any statute or statutory provision shall include (i) any subordinate legislation made under it and (ii) any provision superseding it or re-enacting it (whether with or without modification);

(c)	references to a Rule or Rules are to a rule or rules of the Plan; and

(d)	the descriptive headings to Rules are inserted for convenience only, have no legal effect and shall be ignored in the interpretation of these Rules.

2	Notifications by the Committee to the Trustees

2.1	The Committee may, in relation to any present or future Award Period, notify the Trustees of:

(a)	the names of Eligible Employees to whom the Committee recommends that Awards be made in that Award Period and the type of Award which it recommends should be made;

(b)	the amount in respect of each such Eligible Employee (being an amount not exceeding 80% of the Eligible Employee’s annual rate of salary (excluding benefits in kind) as at the intended Date of Award, unless the Committee consider there are exceptional circumstances justifying a higher amount for any Eligible Employee) which the Committee recommends be applied to determine the maximum value of the Award to be made to the Eligible Employee in that Award Period; and

(c)	the Performance Period and the Performance Condition(s) which the Committee recommends in relation to any Awards made in that Award Period.

2.2	The Committee may recommend to the Trustees and the Trustees may make an Award or Awards at any time not within an Award Period at which the Committee considers that exceptional circumstances exist which justify the making of an Award or Awards and in such event the Committee shall notify the Trustees of the matters set out in Rule 2.1 in relation to such proposed Award or Awards.

3	Making of Awards

3.1	The Trustees may, in their discretion, make Awards, during any Award Period or at any other such time as is referred to in Rule 2.2, to all or any of the Eligible Employees recommended by the Committee in accordance with Rule 2 for Awards in that Award Period or at that time, provided that, if, by reason of statute, order, rule, regulation or government directive or any undertaking or agreement to which the Company may for the time being be a party as a condition of or in consequence of its ordinary share capital being traded on or dealt in on any recognised stock exchange, the Trustees shall be restricted from making Awards within any Award Period, Awards may be made within the period of 42 days after the lifting of such restrictions.

3.2	Each Award shall comprise one of the following:

(a)	an Option Award, being the grant by the Trustees to the relevant Participant of an option to acquire for nil consideration from the Trustees up to such number of Ordinary Shares as is specified in the Award Deed relating to such Option Award upon the terms and in accordance with the Rules of the Plan and the provisions of the Award Deed relating to such Option Award; or

(b)	a Contingent Award, being a contingent award by the Trustees to a Participant upon terms whereby the Trustees will, subject to the Rules of the Plan and the relevant Award Deed, on or following the Vesting Date in relation to that Contingent Award transfer to such Participant up to such number of Ordinary Shares as is specified in the relevant Award Deed.

3.3	The maximum number of Ordinary Shares comprised in an Award to any Eligible Employee shall be determined by dividing the amount recommended by the Committee in accordance with Rule 2.1(b) or such lesser amount as the Trustees may decide by the Market Value of an Ordinary Share on the applicable Date of Award.

3.4	In making any Award under the Plan the Trustees shall determine that the exercise or vesting of such Award shall be conditional on the satisfaction of one or more performance or other conditions determined by the Trustees on the recommendation of the Committee before such Award is made. Any such Performance Condition may provide that the Award shall become exercisable or, as the case may be, shall vest in respect of a given number or proportion of the Ordinary Shares comprised in the Award according to whether, and the extent to which, such condition is met.

3.5	If prior to the satisfaction of any Performance Condition imposed pursuant to Rule 3.4, an event occurs which causes the Trustees reasonably to consider that any such Performance Condition would not, without some alteration or addition, achieve its original purpose, the Trustees may, after consulting with the Committee, make such alteration or addition to such Performance Condition as it considers fair and reasonable but so that such Performance Condition shall not be any more difficult to satisfy after such alteration or addition than it was as originally imposed.

3.6	An Award shall be made to an Eligible Employee by deed in such form as the Trustees may decide (an “Award Deed”) which shall be executed by the Trustees and shall take effect on delivery of the Award Deed by the Trustee, provided that, unless the Eligible Employee has previously irrevocably agreed in writing with the Trustees to be bound by the Rules of the Plan and the terms of any Award which may made to him, the Award shall be conditional upon the Eligible Employee so agreeing in writing with the Trustees within 90 days after the date of delivery of the Award Deed by the Trustees and, if the Eligible Employee shall fail to execute such an agreement within such period, the Award shall lapse and be deemed never to have been made.

3.7	An Award shall be evidenced by an Award Certificate (which may, but need not, constitute an Award Deed) issued by or on behalf of the Trustees to the Participant specifying:

(a)	the Date of Award;

(b)	whether the Award is an Option Award or a Contingent Award;

(c)	the maximum number of Ordinary Shares to which the Award relates, being the maximum number of Ordinary Shares which may be acquired on exercise of an Option Award or the maximum number of Ordinary Shares which may vest pursuant to a Contingent Award;

(d)	the Performance Period; and

(e)	details of any Performance Conditions imposed in relation to the Award pursuant to Rule 3.4.

3.8	No monetary consideration shall be payable for the making or grant of an Award or in the respect of the vesting or exercise of any Award.

3.9	Each Award shall be personal to the Participant and shall not (save as provided in Rules 6.1 and 6.3) be capable of being transferred, assigned, charged, encumbered or in any way dealt in or of being listed or dealt in on any stock exchange and, if (save as aforesaid) any Award or any interest therein is or is purported to be transferred, assigned, charged, encumbered or in any way dealt in, such Award shall lapse and the Trustees shall not knowingly permit its vesting or exercise.

3.10	No Award shall be made on a date which is more than ten years after the Adoption Date.

3.11	The Company may in any such written agreement between the Participant and the Trustees as is referred to in Rule 3.6, if and to the extent so permitted by law, make it a condition of the exercise of an Option Award that the Participant makes good to the Trustees or the Company or any other member of the Group or any other person (other than the Participant) all or such part as may be specified in the Award Deed of any secondary national insurance contributions for which the Trustees, the Company or any other member of the Group or any such other person is liable as a consequence of such exercise.

4	Certification of Performance Conditions

4.1	The Company shall or shall procure that, as soon as practicable after the end of the Performance Period in relation to any Awards, it shall be ascertained whether or not all or any of the Performance Conditions have been satisfied and the Company shall use its reasonable endeavours to cause a written notice (a "Performance Certificate") to be issued to the Trustees within four months following the expiry of the relevant Performance Period notifying the Trustees whether or not the Awards, if they are Option Awards, are exercisable or, if they are Contingent Awards, have vested in accordance with the Plan and the Award Certificate and

(a)	if the Performance Certificate shall notify the Trustees that none of the Performance Conditions has been satisfied, the Award shall lapse in its entirety forthwith upon receipt by the Trustees of the Performance Certificate; or

(b)	if the Performance Certificate shall notify the Trustees that an Award is exercisable or has vested in accordance with Rule 4.1, it shall also notify the Trustees of the number of Ordinary Shares in respect of which the Award, if it is an Option Award, may be exercised by the Participant or, if the Award is a Contingent Award, has vested and the Award shall lapse forthwith upon receipt by the Trustees of the Performance Certificate in respect of any Ordinary Shares in respect of which it does not then become exercisable or does not then vest.

4.2	The Company shall give notice in writing to the Participant of the information notified to the Trustees in accordance with Rule 4.1 relating to any Award made to him.

5      Exercise and Vesting of Award in normal circumstances

5.1	Save as otherwise provided in Rule 6, an Option Award shall only be capable of being exercised and a Contingent Award shall only be capable of vesting:

(a)	if the Participant has been in Qualifying Service throughout the period commencing on the applicable Date of Award and ending at the end of the applicable Performance Period; and

(b)	if the Performance Certificate issued pursuant to Rule 4.1 shall certify that the Performance Conditions imposed pursuant to Rule 3.4 have been satisfied but shall only be exercisable or vest to the extent specified in the relevant Performance Certificate.

5.2	An Award shall lapse on the happening of the earliest of the following events:

(a)	where Rule 4.1(a) applies, the receipt by the Trustees of the relevant Performance Certificate;

(b)	where Rule 4.1(b) applies, the receipt by the Trustees of the relevant Performance Certificate, but only to the extent determined in accordance with the relevant Performance Certificate;

(c)	in the case of an Option Award, the expiry of its Exercise Period, unless the Participant shall have died at any time before the expiry of the Exercise Period;

(d)	the Participant ceasing to be in Qualifying Service during the applicable Performance Period save to the extent (if any) to which the Trustees permit him (or his personal representatives) to exercise of the Option Award or permit the Award to vest in each case pursuant to Rule 6.1 or Rule 6.2;

(e)	in the case of an Option Award, the expiry of the period permitted for the exercise of the Option Award by the Participant's personal representatives in accordance with Rule 6.1, Rule 6.3 or Rule 6.4;

(f)	in the case of an Option Award, the expiry of the period permitted for exercise by the Participant of the Option Award in accordance with Rule 6.2 unless the Participant shall die during such period;

(g)	the expiry of the period specified in accordance with Rule 6.6;

(h)	the passing of a resolution for the voluntary winding up of the Company or the making of an order for its compulsory winding up;

(i)	the Participant becoming bankrupt;

(j)	in the case of an Option Award, the tenth anniversary of its Date of Award; and

(k)	in the case of an Option Award, the first anniversary of the death of the Participant.

6	Right to exercise and vesting of Award in special circumstances

6.1	In the event of the death of the Participant during the Performance Period of an Award while he is in Qualifying Service and prior to the occurrence of any such event as is referred to in any of Rules 6.5, 6.6 and 6.7, the Trustees may, in their discretion but subject to the consent of the Committee, cause the Award to vest immediately to such extent as the Trustees may determine in accordance with Rule 6.8 and, in the case of an Option Award, may permit the personal representatives of the Participant to exercise the Option Award to the extent so determined during such period (not exceeding 12 months) after the date of the Participant’s death as they may determine.

6.2	In the event of a Participant ceasing to be in Qualifying Service, during the Performance Period of an Award and prior to the occurrence of any such event as is referred to in any of Rules 6.5, 6.6 and 6.7, by reason of:

(a)	retirement on or after reaching his normal retirement date or, with the consent of the Committee, prior to that date;

(b)	redundancy (within the meaning of the Employment Rights Act 1996);

(c)	injury, disability or ill-health (evidenced to the satisfaction of the Company and the Trustees);

(d) the company by which he is employed ceasing to be a member of the Group;

(e)	the undertaking in which he is employed being sold or transferred outside the Group; or

(f)	other special circumstances as determined by the Trustees with the consent of the Committee;

the Trustees may, in their discretion but subject to the consent of the Committee, permit the Award to vest after the issue of the Performance Certificate in respect of such Award at the conclusion of the Performance Period but so that the maximum number of Ordinary Shares in respect of which the Award shall be capable of so vesting shall be reduced in accordance with Rule 6.9 and provided that, except in a case falling within Rule 6.2(f), the Trustees may, in their discretion but subject to the consent of the Committee, cause the Award to vest immediately to such extent as the Trustees may determine in accordance with Rule 6.8 and, in the case of an Option Award, may permit the Participant to exercise the Option Award to the extent so determined during such period as they may determine.

6.3	In the event of the death of the Participant:

(a)	after the end of the Performance Period of an Option Award and before the expiry of its Exercise Period; or

(b)	while he is entitled to exercise an Option Award pursuant to Rule 6.2,

his personal representatives may exercise that Option Award (in so far as it shall not have lapsed under any other Rule) during the period of 12 months following the date of the Participant's death, but, in the case of his death while he was entitled to exercise an Option Award pursuant to Rule 6.2, only to the extent to which he was permitted to exercise such Option Award in accordance with Rule 6.2.

6.4	In the event of the death of the Participant after he has ceased to be in Qualifying Service and before an Award has become exercisable or vested in accordance with Rule 6.2 and prior to the occurrence of any such event as is referred to in any of Rules 6.5, 6.6 and 6.7, the Trustees may, in their discretion but subject to the consent of the Committee, cause the Award to vest immediately to such extent as the Trustees may determine in accordance with Rule 6.8 and, in the case of an Option Award, may permit the personal representatives of the Participant to exercise the Option Award to the extent so determined during such period (not exceeding 12 months) after the date of the Participant’s death as they may determine.

6.5	In the event that notice is given to shareholders of the Company of a resolution to approve the reconstruction or demerger of the Company or of any other member of the Group, the Trustees may make such provision for the variation of the terms of any Award and/or the applicable Performance Condition(s) and/or for early exercise or early vesting (in whole or in part) of Awards as the Trustees shall, in the exercise of their discretion (having regard to the recommendation of the Committee), consider appropriate to take proper account of such circumstances, provided that:

(a)	in exercising such discretion for this purpose the Trustees shall have due regard to the object and purposes of the Company and the Trustees in establishing the Plan;

(b)	no such provision shall be made without the consent of the Committee; and

(c)	no such provision shall take effect so as to abrogate the rights of a Participant without the Trustees first obtaining his consent in writing.

6.6	If during the Performance Period of an Award any person:

(a)	obtains control of the Company as a result of making a general offer:

(i)	to acquire the whole of the issued share capital of the Company made subject to a condition such that if it is satisfied the person making the offer will have control of the Company; or

(ii)	to acquire all the shares in the Company which are of the same class as the Ordinary Shares;

(b)	obtains control of the Company in pursuance of a compromise or arrangement sanctioned by the Court under section 425 Companies Act 1985; or

(c)	becomes bound or entitled to acquire Ordinary Shares under sections 428 to 430F (inclusive) Companies Act 1985;

then the Trustees may, in their discretion but subject to the consent of the Committee, permit the Participant to exercise an Option Award which has not yet become exercisable or may cause a Contingent Award which has not yet vested to vest within such reasonable period as the Trustees shall determine and notify to the Participant in writing to such extent as the Committee may, in their discretion but subject to the consent of the Committee, determine in accordance with Rule 6.10, notwithstanding that such exercise or vesting is within the Performance Period of the Award, provided that the provisions of Rule 6.5 shall apply, and this Rule 6.6 shall not apply, in relation to any circumstances in which any person acquires control of the Company in consequence of a reconstruction which falls within the provisions of sections 135 to 139 Taxation of Chargeable Gains Act 1992.

6.7	In the event of notice being given to shareholders of the Company during the Performance Period of any Award convening a meeting to consider a resolution for the members' voluntary winding up of the Company, the Trustees may, in their discretion but subject to the consent of the Committee, permit the Participant to exercise the Award if it is an Option Award or may cause the Award to vest at any time before the commencement of the winding up to such extent as the Committee may, in their discretion but subject to the consent of the Committee, determine in accordance with Rule 6.10, notwithstanding that such exercise or vesting is within the Performance Period.

6.8	An Award may only be exercised or vest in the circumstances set out in Rule 6.1, in the proviso to Rule 6.2 or in Rule 6.4 if and to the extent that the Trustees, acting on the recommendation of the Committee, are satisfied that the Performance Conditions imposed pursuant to Rule 3.4 have been satisfied on such modified basis as they think fit over the period from the beginning of the Performance Period to the date on which the Participant ceased to be in Qualifying Service and, for the purpose of determining the number of Ordinary Shares in respect of which the Award vests as a consequence of the extent (if any) to which the Performance Condition(s) have been so satisfied, the maximum number of Ordinary Shares comprised in the Award shall be such reduced number as is determined in accordance with Rule 6.9.

6.9	For the purpose of calculating the number of Ordinary Shares in respect of which an Award may be exercised by the Participant or which may be permitted to vest pursuant to any of Rules 6.1, 6.2 and 6.4. the maximum number of Ordinary Shares comprised in the Award shall be reduced to the proportion of the number of Ordinary Shares originally comprised in the Award which equals the proportion which the number of days which have elapsed from and including the first day of the applicable Performance Period to and including the day upon which the Participant ceased to be in Qualifying Service bears to the number of days in the Performance Period.

6.10	Awards may only be exercised or vest in the circumstances set out in Rule 6.6 or Rule 6.7 if and to the extent that the Trustees, acting on the recommendation of the Committee, consider it fair and reasonable taking into account the extent to which the Performance Conditions applied over such modified period as the Trustees consider appropriate have been satisfied and such other criteria as the Trustees in their discretion consider relevant.

7	Exercise and Vesting of Awards

7.1	No Option Award shall be exercised and no Ordinary Shares shall be issued or transferred pursuant to the grant or vesting of any Award save in accordance with the then current model code on directors' dealings in listed securities traded on the London Stock Exchange or such other code of dealing in terms no less exacting than such model code as may be adopted by the Company. This restriction shall apply to all Participants and not only to directors of the Company.

7.2	All transfers of Ordinary Shares to a Participant on the grant or vesting of an Award or on the exercise of an Option Award will be subject to the obtaining of any necessary consents under any relevant enactments or regulations for the time being in force and it shall be the responsibility of the Participant to comply with any requirements to be fulfilled in order to obtain or obviate any such consents.

7.3	An Option Award may only be exercised by a Participant giving notice in writing to the Company in the form and manner prescribed by the Committee.

7.4	An Option Award shall be capable of exercise on one occasion only and, if an Option Award is exercised in respect of part only of the Ordinary Shares then subject to that Option Award, that Option Award shall lapse in respect of the balance of such Ordinary Shares. Exercise of an Option Award shall only be effective:

(a)	upon receipt of the duly completed form of exercise and

(b)	any payment, authority or other security required in accordance with Rule 7.6.

7.5	The exercise of an Option Award by a Participant and the execution by any Participant of such an agreement as is referred to in Rule 3.6 shall constitute the agreement and undertaking of the Participant with the Trustees that he will forthwith upon written demand from the Company pay to the Company or as the Company may direct:

(a)	any amount of income tax or other tax of the United Kingdom or primary national insurance contributions of the United Kingdom for which the Participant may be liable or which may be payable in respect of the Participant as a consequence of the grant or exercise or vesting of any Award or any appropriation or transfer of any Ordinary Shares to a Participant pursuant to the Plan or any payment to a Participant pursuant to the Plan and which the Trustees, the Company or any other member of the Group (past or present) or any other person (other than the Participant) is required (whether such requirement is legally enforceable or not) to pay to the Inland Revenue or any other taxation authority; and

(b)	any amounts of secondary national insurance contributions for which the Trustees, the Company or any such other member of the Group or any such other person is liable as a consequence of the grant or exercise or vesting of any Award or any appropriation or transfer of any Ordinary Shares to a Participant pursuant to the Plan or any payment to a Participant pursuant to the Plan to the extent that the Trustees, the Company or any such other member of the Group or any such other person may lawfully be entitled to require, or may lawfully have agreed with the Participant, that the Participant will make good the same to the Trustees, the Company or any other member of the Group (past or present) or any such other person;

and shall also constitute authority to the Trustees, the Company, each such other member of the Group and any such other person to deduct any amount so demanded which remains unpaid from payments otherwise payable to the Participant, including but not limited to authority to deduct from wages or salary for the purposes of Part II of the Employment Rights Act 1996.

7.6	Without prejudice to the generality of Rule 7.5, the Company may, as soon as practicable following the Vesting Date in relation to an Award or following the receipt of a notice of exercise of an Option Award, notify the Participant in writing of the amount (if any) ("the Notified Sum") which in its reasonable opinion it estimates the Trustees, the Company or any member of the Group (past or present) or any other person (other than the Participant) will be required (whether such requirement is legally enforceable or not) to pay to the Inland Revenue and/or the Contributions Agency in respect of

(a)	income tax or primary national insurance contributions of the United Kingdom for which the Participant is liable or which is payable in respect of the Participant as a consequence of the grant or exercise or vesting of any Award or any appropriation or transfer of any Ordinary Shares to a Participant pursuant to the Plan or any payment to a Participant pursuant to the Plan: and/or

(b)	secondary national insurance contributions for which the Trustees, the Company or any such other member of the Group or any such other person is liable as a consequence of the grant or exercise or vesting of any Award or any appropriation or transfer of any Ordinary Shares to a Participant pursuant to the Plan or any payment to a Participant pursuant to the Plan to the extent that the Trustees, the Company or any such other member of the Group or any such other person may lawfully be entitled to require, or may lawfully have agreed with the Participant, that the Participant will make good the same to the Trustees, the Company or any such other member of the Group or any such other person.

Subject as hereafter provided, upon the giving of such a notice the Participant shall thereupon be bound and obliged to pay the Notified Sum to the Company or as the Company may direct within such period thereafter (not being less than seven days) as may be specified in such notice and any obligation of the Trustees to transfer Ordinary Shares to the Participant as a result of the exercise or vesting of any Award shall be conditional upon receipt by the Company of the Notified Sum. In the event that the Notified Sum proves to be an over-estimate, the Company shall on the date on which there is paid to the Inland Revenue or other taxation authority the sum actually so due repay to the Participant the excess of that part of the Notified Sum estimated to be due to the Inland Revenue or other taxation authority (as the case may be) not so paid. In the event that the Notified Sum is less than the aggregate amount which is required to be so paid to the Inland Revenue and/or other taxation authority, the Participant shall forthwith on demand pay to the Company the balance of the amount so paid. The Company may in their absolute discretion accept, in lieu of immediate payment of the Notified Sum, irrevocable authority in writing from the Participant (in form and substance satisfactory to the Trustees and the Company) authorising the Trustees to sell such number of the Ordinary Shares in respect of which the Award Option has been exercised or which have vested pursuant the Contingent Award as may be necessary to raise the required funds and to apply the same in discharge of the Notified Sum and any further sum which may become due from the Participant as aforesaid or such other security in form and substance satisfactory to the Company for payment to the Company of the Notified Sum and any such further sum.

7.7	Subject to Rules 7.6 and 7.9, upon the exercise of an Option Award becoming effective or upon a Contingent Award vesting, the Trustees shall vest beneficial ownership in the Participant of the number of Ordinary Shares in respect of which the Option Award has been duly exercised or (as the case may be) the Contingent Award has vested, free from all liens, charges and encumbrances and together with the right to receive and retain, all dividends or other distributions paid or made on the ordinary share capital of the Company by reference to a record date occurring on or after the date on which such exercise or vesting became effective.

7.8	Subject to Rules 7.6 and 7.9, within 28 days after the exercise or vesting of an Award shall have become effective, the Trustees shall transfer to the Participant or as he may direct the legal title to the number of Ordinary Shares acquired by the Participant pursuant to the exercise of an Option Award or pursuant to the vesting of a Contingent Award.

7.9	Notwithstanding any other provision of the Rules of the Plan and/or the provisions of any Award Deed, the Trustees may, following consultation with the Committee, elect (by written notice given by or on behalf of the Trustees to the Participant no later than the date upon which the relevant Performance Certificate is issued to the Trustees) to satisfy their obligations to transfer all or any Ordinary Shares to which a Participant is entitled on exercise of an Option Award or on vesting of a Contingent Award by paying to the Participant an amount equal to the Market Value at the date of vesting or exercise of such number of the Ordinary Shares in respect of which the relevant Award has become exercisable or vested as the Trustees shall determine. Any such payment shall be made by the Trustees to the relevant Participant within 28 days of the relevant Award vesting or becoming exercisable and shall be subject to deduction of any income tax and/or primary national insurance contributions and/or any other tax for which the Trustees, the Company or any other member of the Group (past or present) or any other person (other than the Participant) is liable to account to the Inland Revenue or any other taxation authority in respect of any such payment and/or any secondary national insurance contributions which the Trustees may lawfully be entitled to require, or may lawfully have agreed with the Participant, that the Participant will make good to the Trustees, the Company or any such other member of the Group or any such other person in respect of any such payment.

8	Variation of share capital

8.1	Upon any capitalisation issue or a rights issue or any reduction, sub-division or consolidation of the Company's share capital or any other variation of share capital, the number of Ordinary Shares subject to an Option Award may be adjusted in such manner and with effect from such dates as the Trustees may determine to be appropriate (not excluding retrospective adjustments where such variation occurs after the Vesting Date in relation to the Option Award but the record date relating to such variation precedes such Vesting Date) provided that:

(a)	no adjustment shall be made in the event of a capitalisation issue made for the purpose of a scrip dividend to which section 249 Income and Corporation Taxes Act 1988 applies, unless such scrip dividend is an enhanced scrip dividend in which event the adjustment shall be limited to that necessary to take account of so much of the ordinary share capital issued which would not have been issued but for such enhancement; and

(b)	except in the case of a capitalisation issue (other than a capitalisation issue in connection with an enhanced scrip dividend), the Auditors (acting as experts and not as arbitrators) shall have confirmed in writing to the Trustees or the Company that the proposed adjustments have in their opinion been calculated in accordance with current accounting standards (including but not limited to FRS14 or its replacement from time to time);

and provided further that the issue of shares or securities as consideration for an acquisition shall not be regarded as a circumstance requiring any such adjustment.

8.2	Notice of any such adjustment shall be given to the Participants in writing.

9      Administration and amendment of the Plan

9.1	The decision of the Trustees as to any matter, question or dispute arising from the Plan (other than a matter to be certified by the Auditors) shall be final and binding on all Eligible Employees and Participants.

9.2	The Trustees shall have the power from time to time to make and vary such regulations (not being inconsistent with the Plan) for the implementation and administration of the Plan as they think fit.

9.3	The Plan may be altered in any respect by the Trustees except that:

(a)	no amendment shall be effective which would materially prejudice the interests of Participants in relation to Awards already made or granted to them unless with such prior consent or sanction of Participants as would be required under the provisions for the alteration of class rights contained in the Articles of Association of the Company for the time being if the Ordinary Shares the subject of the Awards constituted a separate but single class of shares (or two or more classes of shares according to the respective dates of award or grant as the Trustees may deem appropriate) and such shares were entitled to such rights; and

(b)	save as provided in Rule 9.4, no amendment to the advantage of current or prospective Participants shall be made, without the prior sanction of an ordinary resolution of the Company in general meeting to:

(i)	the definition of Eligible Employee;

(ii)	the time or times at which and the circumstances in which Awards may be made or be exercised or vest;

(iii)	the basis on which any adjustment may be made to the number of Ordinary Shares subject to any Award;

(iv)	the basis of calculation of the total numbers of unissued Ordinary Shares available for the Plan; or

(v)	this Rule 9.3 or Rule 9.4; and

(c)	no amendment shall be made without the prior approval of the Committee.

9.4	The Trustees may, without the sanction of an ordinary resolution of the Company in general meeting but subject to the prior approval of the Committee, make minor amendments to the Plan to benefit the administration thereof or to obtain or maintain favourable tax, exchange control or regulatory treatment for the Trustees, the Company, any other member of the Group or any existing, future or prospective Participant.

9.5	Written notice of any material alteration made in accordance with Rule 9.3 or Rule 9.4 shall be given to all Participants affected by the relevant alteration.

9.6	Notices or documents required to be given or sent to an Eligible Employee or a Participant shall:

(a)	either be delivered to him by hand or sent to him at his home address according to the records of his employer; and

(b)	if sent by post be deemed to have been given on the third day following the date of posting.

10	Participants' legal entitlements

10.1	The terms of employment of a Participant by the Company or any other member of the Group shall not be affected by his participation in the Plan which shall not form part of such terms. In no circumstances shall a person ceasing to be in Qualifying Service by reason of dismissal or otherwise howsoever be entitled to or claim against the Trustees, the Company or any other member or former member of the Group any compensation for or in respect of any consequent diminution or extinction of his rights or benefits (actual or prospective) under any Awards then held by him or otherwise in connection with the Plan.

10.2	Any Award made to a Participant shall not be pensionable and shall not be brought into account for the purposes of calculating any salary-related benefits of the Participant.

11	Limitations on the Company

11.1	The aggregate number of unissued Ordinary Shares which the Company may on any day issue for the purposes of the Plan shall be limited so that it shall not exceed, when aggregated with:

(a)	ordinary shares that have been issued by the Company within the period of ten years ending on that day pursuant to the Plan or any other Share Schemes otherwise than on the exercise of options and

(b)	ordinary shares that have been issued or remain issuable by the Company in respect of options granted within the said period of ten years under the Plan or any other Share Schemes,

ten per cent of the issued ordinary share capital of the Company on the day preceding that day.

11.2	The aggregate number of unissued Ordinary Shares which the Company may on any day issue for the purposes of the Plan shall be further limited so that it shall not exceed, when aggregated with:

(a)	ordinary shares that have been issued by the Company within the period of ten years ending on that Date of Award pursuant to the Plan and

(b)	ordinary shares that have been issued or remain issuable by the Company in respect of options granted within the said period of ten years under the Plan or any other Share Schemes (other than savings-related share option schemes), five per cent of the issued ordinary share capital of the Company on the day preceding that day.

12	Termination

12.1	The Trustees or the Company may at any time resolve to terminate the Plan in which event no further Awards shall be made thereafter, but the subsisting rights of Participants shall remain in force.